                                                                    EXHIBIT 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1989 Stock Option Plan, 1996 Stock Option Plan and 1997 Employee Stock Purchase Plan, of our reports with respect to the consolidated financial statements of ProBusiness Services, Inc., dated August 1, 1997 except Note 11, as to which the date is August 11, 1997, Dimension Solutions, Inc., dated November 20, 1996 and BeneSphere Administrators, Inc., dated December 20, 1996 included in the Registration Statement (Form S-1) and related Prospectus and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
-----------------------------------
ERNST & YOUNG LLP
Walnut Creek, California
October 2, 1997